Ex 99.1

SILVERLEAF RESORTS, INC. ANNOUNCES THE GRAND OPENING OF ITS
FIRST INDOOR WATER PARK AT THE VILLAGES RESORT

DALLAS, TX—January 14, 2008--Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced the grand opening of their first indoor water park at The Villages Resort in Flint, Texas, (near Tyler) which serves the Dallas/Fort Worth market.

“The opening of the indoor water park at The Villages Resort marks a significant milestone for Silverleaf Resorts, as we continue to enhance our resorts and increase our appeal to both new customers and existing members,” said Sharon K. Brayfield, President of Silverleaf Resorts.

The $10 million indoor water park is approximately 19,000 square feet and features a signature bucket dump aqua play unit, wave pool, lazy river and four indoor/outdoor tube rides.  The 7,000 square foot entry building includes a food service area featuring Yum! Brands Inc. products from Pizza Hut® Express and A&W All American Food® Express, an arcade filled with the latest electronic adventures, a souvenir gift shop, and a large changing room with over 1,000 lockers.

The Villages Resort is located on the shores of Lake Palestine, a 40,000-acre lake and one of the larger water-sports playgrounds in the Southwest used for boating, swimming and other recreational activities.  Members have private access to the lake and three swimming pools, as well as a miniature golf course, lighted tennis courts, an archery range, softball field, and horseback riding.

In December, Silverleaf opened the new Beach Club section of The Villages Resort which will be sold exclusively as an upgrade product to existing Silverleaf owners. The amenities are scheduled for completion in the first quarter of 2008. Once fully developed, it will contain approximately 144 units.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Risk Factors" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259